Exhibit 3.1(a)

AMENDMENT TO ARTICLE 4 OF CERTIFICATE OF INCORPORATION

        Article Four of the Certificate of Incorporation of Cal-Maine Foods, Inc. is amended as follows:

        4.     The amount of capital stock which the Corporation is authorized to issue shall be 62,400,000 shares of Capital Stock and shall consist of (a) 60,000,000 shares of Common Stock with a par value of one cent ($.01) per share and (b) 2,400,000 shares of Class A Common Stock with a par value of One Cent ($.01) per share.

        No holder of Capital Stock of the Corporation shall have any pre-emptive right to subscribe to any stock of the Corporation or to any security convertible into stock of the Corporation.

        The designations, preferences, privileges, and voting powers of the aforesaid classes of stock of the Corporation and the restrictions, limitations, and qualifications thereof are as follows:

COMMON STOCK

        Each share of Common Stock of the Corporation of the par value of one cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the close of business on the date this Amended and Restated Certificate of Incorporation becomes effective (the “Effective Time”) is hereby reclassified and changed into Two (2) fully paid and non-assessable shares of Common Stock of the Corporation of the par value of one cent ($.01) each, (the “Common Stock”) and each holder of record of a certificate for one or more shares of the Common Stock of the par value of one cent ($.01) of the Corporation as of the Effective Time shall be entitled to receive as soon as practicable, and without surrender of such certificate, a certificate or certificates representing one (1) additional share of Common Stock for each one share of such Common Stock represented by the certificate of such holder.

        At all elections of directors of the Corporation, each holder of the Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for such provisions as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

        Except for the right of cumulative voting in relation to the election of directors as set forth above, the holders of the Common Stock shall be entitled to one vote per share of Common Stock.

        The Common Stock and the Class A Common Stock of the Corporation of the par value of one cent ($.01) referred to under “Class A Common Stock” below (the “Class A Common Stock”) shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.

        Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding and the holders of the Common Stock will have the exclusive voting power on all matters at any time when no shares of the Class A Common Stock are issued and outstanding.

        Dividends and distributions may be declared, paid and made upon the Common Stock as from time to time determined by the Board of Directors of the Corporation and may be paid upon the Common Stock out of any source at the time lawfully available for the payment of dividends or distributions.

        The Common Stock shall not be combined or subdivided unless at the time there is a proportionate combination or subdivision of the Class A Common Stock. If the Class A Common Stock is combined or subdivided, a proportionate combination or subdivision of the Common Stock shall be made at the same time.

CLASS A COMMON STOCK

        Each share of Class A Common Stock of the Corporation of the par value of one cent ($.01) issued and outstanding or held in the treasury of the Corporation immediately before the Effective Time is hereby reclassified and changed into two (2) fully paid and non-assessable shares of Class A Common Stock of the Corporation of the par value on one cent ($.01) (the “Class A Common Stock” herein) each, and each holder of record of a certificate for one or more shares of Class A Common Stock of the Corporation of the par value of one cent ($.01) as of the Effective Time shall be entitled to receive as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing one (1) additional share of Class A Common Stock for each one share of such Class A Common Stock represented by the certificate of such holder.

        At all elections of directors of the Corporation, each holder of the Class A Common Stock shall be entitled to as many votes as shall equal the number of votes which, except for such provisions as to cumulative voting, he would be entitled to cast for the election of directions with respect to his shares of stock multiplied by the number of directors to be elected and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he sees fit.

        Except for the right of cumulative voting in relation to the election of directors as set forth above, each share of Class A Common Stock shall have ten votes per share on all matters that may be submitted to a vote or consent of the shareholders.

        The Common Stock and the Class A Common Stock shall together vote as a class provided that the holders of Common Stock shall have one vote per share and the holders of Class A Common Stock shall have ten votes per share.

        Anything herein to the contrary notwithstanding, the holders of Common Stock shall have exclusive voting power on all matters at any time when no shares of Class A Common Stock are issued and outstanding, and the holders of the Class A Common Stock will have the exclusive voting power on all matters at any time when no shares of the Common Stock are issued and outstanding.

        No dividend may be declared and paid on Class A Common Stock unless the dividend is payable only to the holders of Class A Common Stock and a dividend payable to Common Stock is declared and paid concurrently in respect of outstanding shares of Common Stock in the same number of shares of Common Stock per outstanding share.

        The holders of record of Class A Common Stock may at any time convert any whole number or all of such holder’s shares of Class A Common Stock into fully paid and non-assessable shares of Common Stock of the Corporation at the rate (subject to adjustment as hereinafter provided) of one share of Common Stock for each share of Class A Common Stock converted. Such conversion shall be effected by the holder of Class A Common Stock surrendering such Class A Common Stock certificate or certificates to be converted, duly endorsed, at the office of the Corporation or at any transfer agent for the Corporation or for the Class A Common Stock together with a written election to the Corporation at such office that the holder thereof elects to convert all or the specified number of shares of Class A Common Stock into Common Stock and specifying the name or names in which the holder desires the certificate or certificates for such shares of Common Stock to be issued. Upon conversion, the Corporation shall issue and deliver to such holder or holders, nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made at the close of business on the day of presentation for conversion and the person or persons entitled to receive the shares of Common Stock as a result of such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        Before any shares of Common Stock shall be delivered upon conversion, the holders of shares of Class A Common Stock whose shares are being converted into Common Stock shall deliver the certificate or certificates representing such shares to the Corporation or its duly authorized agent (or if such certificates have been lost, stolen, or destroyed, the holder thereof shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in relation to such conversion) specifying the place where the Common Stock issued in conversion thereof shall be sent. The endorsement of the certificate or certificates of Class A Common Stock to be converted into Common Stock shall be in form satisfactory to the Corporation or its agent, as the case may be.

        The number of shares of Common Stock into which the shares of Class A Common Stock may be converted shall be subject to adjustment from time to time in the event of any capital reorganization, reclassification of stock of the Corporation or consolidation or merger of the Corporation with or into another corporation. Each share of the Class A Common Stock shall thereafter be convertible into such kind and amount of securities or other assets or both as are issuable or distributable in respect to the number of shares of Common Stock into which each share of Class A Common Stock is convertible immediately prior to such reorganization, reclassification, consolidation or merger. In any such case, appropriate adjustments shall be made by the Board of Directors of the Corporation in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class A Common Stock such that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be possible in relation to any securities or other assets thereafter deliverable upon conversion of the Class A Common Stock.

        The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the outstanding Class A Common Stock, such number of the shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding Class A Common Stock and if, at any time, the number of authorized and unissued shares of Common Stock shall not be sufficient to effect conversion of the then outstanding Class A Common Stock, the Corporation shall take such action as may be necessary to increase the number of authorized and unissued shares of Common Stock to such number shall be sufficient for such purposes.

        All certificates representing Class A Common Stock surrendered for conversion shall be appropriately canceled on the books of the Corporation and the shares converted, represented by such certificates, shall be restored to the status of authorized but unissued shares of Class A Common Stock of the Corporation.

        The Class A Common Stock may be issued only to Fred R. Adams, Jr. and members of his immediate family. As used herein “immediate family” is defined as Fred R. Adams, Jr., his spouse, his natural children, his sons-in-law or his grandchildren. In the event any shares of Class A Common Stock, by operation of law or otherwise are, or shall be deemed to be owned by any person other than a member of the immediate family of Fred R. Adams, Jr., as herein defined, the voting power of such stock shall be reduced from ten votes per share to one vote per share.

        Shares of Class A Common Stock shall be automatically converted into Common Stock on a share per share basis in the event the beneficial or record ownership of any such share of Class A Common Stock shall be transferred, without limitation, by way of gift, settlement, will, operation of law or intestacy, to any person or entity that is not a member of the immediate family of Fred R. Adams, Jr.

        The holder of shares of Class A Common Stock of the Corporation may pledge or otherwise utilize Class A Common Stock as security for an obligation of a holder of such stock. Such pledge or utilization shall not be considered as a transfer of ownership for the purposes of determining eligibility of ownership of the Class A Common Stock until the beneficial ownership of any such pledged or hypothecated stock is transferred of record to a pledgee who is not a member of the immediate family of Fred R. Adams, Jr. Conversion into Common Stock shall be deemed to have occurred (whether or not certificates representing such shares are surrendered) as of the close of business on the date of transfer and the person or persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

        No dividend or distribution may be declared and paid upon the shares of Class A Common Stock unless concurrently therewith a dividend and distribution is also declared and paid upon the shares of Common Stock. Any cash dividend or distribution payable upon the shares of Class A Common Stock shall be in an amount equal to ninety-five per cent of any cash dividend or distribution declared and paid upon the Common Stock on a per share basis.

        The Corporation shall pay any and all taxes or other fees payable in respect of the issuance and delivery of shares of Common Stock issuable as a result of the conversion of Class A Common Stock unless the issuance of Common Stock results from the transfer of Class A Common Stock to a person not entitled to the ownership thereof.

        All shares of Common Stock which may be issued upon conversion of the shares of Class A Common Stock will, upon issuance by the Corporation, be deemed validly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

        So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent in the manner provided by law of the holders of not less than 66 2/3% per cent of the total number of shares of Class A Common Stock outstanding, voting separately as a class, (1) alter or change the rights or privileges of Class A Common Stock, (2) amend any provision of this paragraph 4 affecting the Class A Common Stock or (3) effect any re-classification or re-capitalization of the Corporation’s outstanding capital stock.

        Shares of Class A Common Stock may be issued to any party eligible to own such stock for such consideration, in an amount not less than the par value thereof, as the Board of Directors of the Corporation shall determine to be adequate, including without limitation, shares of the Corporation’s Common Stock on a share for share basis.

Dated:  April 14, 2004